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                                                                                                        Exhibit 99(c)

                                           Louisiana Power and Light Company
                               Computation of Ratios of Earnings to Fixed Charges and
                           Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                             Twelve Months Ended
                                                                                 December 31,                         September 30,
                                                              1989        1990       1991       1992        1993         1994
                                                                       (In Thousands, Except for Ratios)
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Fixed charges, as defined:
  Interest on mortgage bonds                                $155,640    $101,996    $97,324     $68,247     $60,939       $58,627
  Interest on long-term debt - other                          25,400      52,361     61,492      60,425      63,694        65,875
  Interest on notes payable                                       --          87         --         150         898         1,782
  Interest on lease (nuclear)                                  9,475       8,756      7,086       5,092       4,574         5,038
  Other interest charges                                      11,300       6,378      5,924       5,591       5,706         3,544
  Amortization of expense and premium on debt-net (cr)         2,260       3,397      3,282       7,100       5,720         5,106
  Interest applicable to rentals                               4,415       4,150      4,295       4,271       3,945         4,991
                                                            ---------------------------------------------------------------------

Total fixed charges, as defined                              208,490     177,125    179,403     150,876     145,476       144,963

Preferred dividends, as defined (a)                           59,009      42,365     41,212      42,026      40,779        35,566
                                                            ---------------------------------------------------------------------

Combined fixed charges and preferred dividends, as          $267,499    $219,490   $220,615    $192,902    $186,255      $180,529
  defined                                                   =====================================================================

Earnings as defined:

  Net Income                                                $106,613    $155,049   $166,572    $182,989    $188,808      $176,333
  Add:
    Provision for income taxes:
      Federal and State                                       29,069      62,236      8,684      36,465      70,552        74,342
    Deferred Federal and State - net                           7,840      (9,655)    67,792      51,889      43,017        25,302
    Investment tax credit adjustment - net                    20,822      26,646      8,244      (1,317)     (2,756)       (2,796)
    Fixed charges as above                                   208,490     177,125    179,403     150,876     145,476       144,963
                                                            ---------------------------------------------------------------------

Total earnings, as defined                                  $372,834    $411,401   $430,695    $420,902    $445,097      $418,144
                                                            =====================================================================

Ratio of earnings to fixed charges, as defined                  1.79        2.32       2.40        2.79        3.06          2.88
                                                            =====================================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                1.39        1.87       1.95        2.18        2.39          2.32
                                                            =====================================================================


- ------------------------
 (a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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